Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

October 16, 2009

Duane Reade Inc.

Duane Reade

440 Ninth Avenue

New York, NY 10001

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Duane Reade Inc., a Delaware corporation (the “Company”), and Duane Reade, a New York general partnership (“Duane Reade GP” and, together with the Company, the “Issuers”), and Duane Reade Holdings, Inc., a Delaware corporation (“Holdings”), DRI I Inc., a Delaware corporation (“DRI”), Duane Reade International, LLC, a Delaware limited liability company (“DR International”), and Duane Reade Realty, Inc., a Delaware corporation (“DR Realty” and, together with Holdings, DRI and DR International, the “Guarantors”), filed with the Securities and

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Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Issuers’ $300,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Issuers’ outstanding $300,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Issuers and the Guarantors, respectively, in accordance with the terms of the Indenture (the “Indenture”), dated as of August 7, 2009, by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including as exhibits thereto the form of Exchange Note and the form of Notation of Guarantee, included as Exhibit 4.1 to the Registration Statement; and

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3. the Registration Rights Agreement, dated as of August 7, 2009 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors and the initial purchasers named therein, included as Exhibit 4.3 to the Registration Statement.

In addition, we have examined (i) such corporate, limited liability company and partnership records, as applicable, of the Issuers and the Guarantors that we have considered appropriate, including a copy of the certificate of incorporation or formation, as applicable, in each case as amended, and the by-laws, limited liability company operating agreement or partnership agreement, as applicable, in each case as amended, of each of the Issuers and the Guarantors, certified by the Company, Duane Reade GP or each of the Guarantors, as applicable, as in effect on the date of this letter, and copies of resolutions of the board of directors, the board of managers or the general partners, as applicable, of each of the Issuers and the Guarantors and resolutions of the Pricing Committee of the board of directors of the Company, in each case relating to the issuance of the Exchange Notes and the Guarantees, each certified by the Company, Duane Reade GP or each of the Guarantors, as applicable; and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Issuers and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Issuers and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity

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of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the

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Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP